EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan of Advanced Neuromodulation Systems, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc., Advanced Neuromodulation Systems, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Advanced Neuromodulation System, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Dallas, Texas
May 26, 2005